AMENDED ARTICLES OF INCORPORATION

OF

ADVENTURE ENERGY INC.

     The undersigned subscriber to these Articles of Incorporation is a natural person competent to contract and hereby form a Corporation for profit under Chapter 607 of the Florida Statues.

ARTICLE 1 – NAME

     The name of the Corporation is ADVENTURE ENERGY INC., (hereinafter, “Corporation”).

ARTICLE 2 – PURPOSE OF CORPORATION

The purpose for which the corporation is organized as:

     A. To purchase, or in any way acquire for investment or for sale or otherwise, lands, contracts for the purchase or sale of lands, buildings, improvements, and any real property of any kind or any interest therein, and as the consideration for the same to pay cash or to issue the capital stock, debenture bonds, mortgage bonds, or other obligations of the corporation, and to sell, convey, lease, mortgage, deed of trust, turn to account, otherwise deal with all or any part of the property of the corporation to make and obtain loans upon real estate, improve or unimproved, and upon personal property, giving or taking evidences of indebtedness and securing the payment thereof by mortgage, trust deed, pledge or otherwise, and to enter into contracts to buy or sell any property, real or personal, to buy and sell mortgages, trust deeds, contracts, and evidences, of indebtedness, paying for the same in cash, stock or bonds, of this corporation and to draw, make, accept endorse, discount, execute, and issue promissory notes, bills of exchange, warrants, instruments, or obligations of the corporation, from time to time, for any of the objects or purposes of the corporation without restriction or limit as to amount.

     B. To engage in any lawful business; to do all and everything necessary, suitable, or proper for the accomplishment of any of the purposes, attainment of any of the objectives, or the exercise of any of the powers herein set forth, either alone of in conjunction with other corporation, firms or individuals, and either as principals or agents, and to do every other act or acts, thing or things incidental or pertinent to or growing out of or connected with the above mentioned objectives, purpose, or powers.

C. In general to have and to exercise any and all powers that corporations have and may have under the laws of the State of Florida, and as the same may be amended, for any lawful purpose.

ARTICLE 3 – PRINCIPAL OFFICE

The address of the principal office of this Corporation is 33 6th Street South,

Suite 600, Saint Petersburg, Florida 33701 and the mailing address is the same.

ARTICLE 4 – INCORPORATOR

The name and street address of the incorporator of this Corporation is:

Elsie Sanchez

1840 Southwest 22nd Street, 4th Floor Miami, Florida 33145

ARTICLE 5 – OFFICERS

The officers of the Corporation shall be:

President: Vice President: Secretary: Treasurer:	Wayne Anderson Jim Anderson Wayne Anderson Wayne Anderson

whose mailing addresses shall be the same as the principal office of the corporation.

ARTICLE 6 – DIRECTOR(S)

The Director(s) of the Corporation shall be:

Jim Anderson Wayne Anderson

whose mailing addresses shall be the same as the principal office of the Corporation.

ARTICLE 7 – CORPORATE CAPITALIZATION

     7.1 This corporation shall have the authority to issue two classes of capital stock the total of which shall be 55,000,000 shares. The classification and par value of 50,000,000 shares shall be common voting stock having a par value of $.001 per share, and each share shall be entitled to the same dividend, liquidation, and voting rights; the classification and par value of 5,000,000 shares shall be preferred stock having a par value of $.001 per share. Said preferred stock may be issued from time to time in one or more classes or series with such dividend rates, voting rights, rights of conversion, rights upon dissolution or liquidation, and with such designations or restrictions thereof as shall be determined by resolution adopted by the Board of Directors at the time such stock is issued without further approval of the shareholders.

     7.2 The Board of Director(s) of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hererafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Director(s) may deem advisable, subject to such restrictions or limitation, if any, as may be set forth in the bylaws of the Corporation.

     7.3 The Board of Director(s) of the Corporation may, by Restated Articles of Incorporation, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or term or conditions of redemption of the stock.

ARTICLE 8 – SHAREHOLDERS’ RESTRICTIVE AGREEMENT

     All of the shares of stock of this Corporation may be subject to a Shareholders’ Restrictive Agreement of containing numerous restrictions on the rights of shareholders of the Corporation and transferability of the shares of stock of the Corporation. A copy of the Shareholders’ Restrictive Agreement, if any, is on file at the principal office of the Corporation.

ARTICLE 9 – POWERS OF CORPORATION

     The Corporation shall have the same powers as an individual to do all things necessary or convenient to carry out its business and affairs, subject to any limitations or restrictions imposed by applicable law or these Articles of Incorporation.

ARTICLE 10 – TERM OF EXISTENCE

This Corporation shall have perpetual existence.

ARTICLE 11 – REGISTERED OWNER(s)

     The Corporation, to the extent permitted by law, shall be entitled to treat the person in whose name any share or right is registered on the books of the Corporation as the owner thereto, for all purposes, and except as may be agreed in writing by the Corporation, the Corporation shall not be bound to recognize any equitable or other claim to, or interest in, such share or right on the part of any other person, whether or not the Corporation shall have notice thereof.

ARTICLE 12 – REGISTERED OFFICE AND REGISTERED AGENT

     The initial address of registered office of this Corporation is Spiegel & Utrera, P.A., located at 1840 Southwest 22nd Street, 4th floor, Miami, Florida 33145. The name and address of the registered agent of this Corporation is Spiegel & Utrera, P.A., 1840 Southwest 22nd Street, 4th Floor, Miami, Florida 33145.

ARTICLE 13 – BYLAWS

     The Board of Director(s) of the Corporation shall have power, without the assent or vote of the shareholders, to make, alter, amend or repeal the Bylaws of the Corporation, but the affirmative vote of a number of Directors equal to a majority of the number who would constitute a full Board of Director(s) at the time of such action shall be necessary to take any action for the making, alteration, amendment or repeal of the Bylaws.

ARTICLE 14 – EFFECTIVE DATE

     These Articles of Incorporation shall be effective immediately upon approval of the Secretary of State, State of Florida.

ARTICLE 15 – AMENDMENT

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, or in any amendment hereto, or to add any provision to these Articles of Incorporation or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the provisions of any applicable statue of the State of Florida, and all rights conferred upon shareholders in these Articles of Incorporation or any amendment hereto are granted subject to this reservation.

ARTICLE 16 – INDEMNIFICATION

     The Corporation shall indemnify a director or officer of the Corporation who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or office was a party because the director or officer is or was a director or officer of the Corporation against reasonable attorney fees and expenses incurred by the director or officer in connection with the proceeding. The Corporation may indemnify an individual made a party to a proceeding because the individual is or was a director, officer, employee or agent of the Corporation against liability if authorized in the specific case after determination, in the manner required by the board of directors, that indemnification of the director, officer, employee or agent, as the case may be, is permissible in the circumstances because the director, officer, employee or agent has met the standard of conduct set forth by the board of directors. The indemnification and advancement of attorney fees and expenses for directors, officers, employees and agents of the Corporation shall apply when such persons are serving at the Corporation’s request while a director, officer, employee or agent of the Corporation, as the case may be, as a director, officer, partner, trustee, employee or agent of another foreign or domestic Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not for profit, as well as in their official capacity with the Corporation. The Corporation also may pay for or reimburse the reasonable attorney fees and expenses incurred by a director, officer, employee or agent of the Corporation who is a party to a proceeding in advance of final disposition of the proceeding. The Corporation also may purchase and maintain insurance on behalf of an individual arising from the individual’s status as a director, officer, employee or agent of the Corporation, whether or not the Corporation would have power to indemnify the individual against the same liability under the law. All references in these Articles of Incorporation are deemed to include any amendment or successor thereto. Nothing contained in these Articles of Incorporation shall limit or preclude the exercise of any right relating to indemnification or advance of attorney fees and expenses to any person who is or was a director, officer, employee or agent of the Corporation or the ability of the Corporation otherwise to indemnify or advance expenses to any such person by contract or in any other manner. If any word, clause or sentence of the foregoing provisions regarding indemnification or advancement of the attorney fees or expenses shall be held invalid as contrary to law or public policy, it shall be severable and the provisions remaining shall not be otherwise affected. All references in these Articles of Incorporation to “director”, “officer”, “employee”, and “agent” shall include the heirs, estates, executors, administrators and personal representatives of such persons.